EXHIBIT 5

February 25, 2009

Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Re:
Raymond James Financial, Inc. (the "Company") Registration Statement on Form S-8 covering 4,000,000 additional shares of the Company's Common Stock issuable pursuant to the  Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan, as Amended

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for the Company, and have represented the Company in connection with its Registration Statement on Form S-8 (the "S-8 Registration Statement") relating to the proposed public offering by the Company (the "Offering") of up to 4,000,000 additional shares of the Company's Common Stock under its Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan, as amended (the "Plan").  This opinion is being provided as Exhibit 5 to the S-8 Registration Statement.

In my capacity as General Counsel, to the Company in connection with the Registration Statement and the Offering, I have examined and am familiar with:  (1) the Company's Restated Articles of Incorporation and Amended and Restated By-laws, as currently in effect, (2) the Plan, (3) the S-8 Registration Statement and (4) such other corporate records, documents and instruments as in my opinion are necessary or relevant as the basis for the opinions expressed below.

As to various questions of fact material to my opinion, I have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Department of State of the State of Florida, and others.  In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, and the conformity to original and certified documents of all copies submitted to me as conformed, photostatic or other exact copies.

I express no opinion as to the law of any jurisdiction other than of the State of Florida and the Federal laws of the United States of America.

Based upon and in reliance on the foregoing, I am of the opinion that:

(a)           The Company has been incorporated and organized under the Florida Business Corporation Act, and its status is active.

(b)           The Plan has been authorized by all necessary corporate action of the Company.

(c)           When the following events shall have occurred,

(i)	the S-8 Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended;

(ii)	the consideration specified in the Plan and in the instrument of grant covering the shares of restricted stock granted under the Plan shall have been received; and

(iii)	the certificates representing such shares shall have been duly executed, counter-signed and issued by or on behalf of the Company.

the shares of Common Stock so offered and sold in the Offering will be duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company.

I hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

Sincerely yours,

/s/  PAUL L. MATECKI

Paul L. Matecki
Senior Vice President
General Counsel